News Release

FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

For more information contact:
April 23, 2019	Rodger A. McHargue at (812) 238-6334

First Financial Corporation reports 1st Quarter results

TERRE HAUTE, INDIANA - First Financial Corporation (NASDAQ:THFF) today announced results for the first quarter of 2019. Net income for the three months ending March 31, 2019 was $9.68 million compared to $8.95 million for the same period of 2018. Diluted net income per common share was $0.79 compared to $0.73 for the same period of 2018. Return on assets for the three months ended March 31, 2019 was 1.29% compared to 1.20% for the three months ended March 31, 2018.

Average total loans for the first quarter of 2019 were $1.97 billion versus $1.91 billion for the comparable period in 2018, an increase of $64.2 million or 3.37%. Total loans outstanding increased $76.6 million, or 4.02%, from $1.91 billion as of March 31, 2018 to $1.98 billion as of March 31, 2019. On a linked quarter basis, average total loans increased $31.7 million, or 1.63%, from $1.94 billion for the quarter ending December 31, 2018.

Average total deposits for the quarter ended March 31, 2019 were $2.43 billion versus $2.45 billion as of March 31, 2018. Total deposits were $2.42 billion as of March 31, 2019 compared to $2.46 billion as of March 31, 2018.

Book value per share was $37.66 at March 31, 2019 compared to $33.86 at March 31, 2018. Shareholders equity at March 31, 2019 was $462.8 million compared to $414.9 million on March 31, 2018. The company’s tangible common equity to tangible asset ratio was 14.29% at March 31, 2019, compared to 12.98% at March 31, 2018.

Net interest income for the first quarter of 2019 was $29.4 million, an increase of 7.11% over the $27.5 million reported for the same period of 2018. The net interest margin for the quarter ended March 31, 2019 increased to 4.31% from the 4.06% reported at March 31, 2018.

Nonperforming loans as of March 31, 2019 were $16.1 million versus $20.7 million as of March 31, 2018. The ratio of nonperforming loans to total loans and leases was 0.81% as of March 31, 2019 versus 1.09% as of March 31, 2018.

The provision for loan losses for the three months ended March 31, 2019 was $1.47 million, equal to the $1.47 million provision for the first quarter of 2018. Net charge-offs were $946 thousand for the first quarter of 2019 compared to $1.1 million in the same period of 2018. The Corporation’s allowance for loan losses as of March 31, 2019 was $21.0 million compared to $20.2 million as of March 31, 2018. The allowance for loan losses as a percent of total loans was 1.06% as of March 31, 2019, the same as March 31, 2018.

Non-interest income for the three months ended March 31, 2019 and 2018 was $7.6 and $8.1 million, respectively.

Non-interest expense for the three months ended March 31, 2019 was $23.7 million, which included $416 thousand of merger related expenses, compared to $23.2 million in 2018. The Corporation’s efficiency ratio was 62.29% for the quarter ending March 31, 2019 versus 63.49% for the same period in 2018.

Income tax expense for the three months ended March 31, 2019 was $2.22 million versus $1.94 million for the same period in 2018. The effective tax rate for 2019 was 18.63% compared to 17.80% for 2018.

Norman L. Lowery, President and Chief Executive Officer, commented “We are pleased with our first quarter 2019 results. We continue to have good growth in loans and our net interest income. We are looking forward to closing our acquisition of HopFed Bancorp and excited about the opportunities presented with our expansion into new markets.”

First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana and Illinois, and The Morris Plan Company of Terre Haute in Indiana.

	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
END OF PERIOD BALANCES
Assets	$3,025,565	$3,008,718	$2,956,654
Deposits	$2,419,556	$2,436,727	$2,457,189
Loans, including net deferred loan costs	$1,984,053	$1,953,988	$1,907,445
Allowance for Loan Losses	$20,960	$20,436	$20,241
Total Equity	$462,796	$442,697	$414,901
Tangible Common Equity (a)	$427,358	$407,145	$379,019

AVERAGE BALANCES
Total Assets	$3,004,056	$2,976,724	$2,979,601
Earning Assets	$2,824,524	$2,795,260	$2,800,498
Investments	$850,749	$849,818	$876,764
Loans	$1,972,333	$1,940,651	$1,908,118
Total Deposits	$2,428,164	$2,448,301	$2,449,888
Interest-Bearing Deposits	$1,999,272	$2,017,901	$2,028,581
Interest-Bearing Liabilities	$71,923	$49,362	$54,475
Total Equity	$450,666	$435,134	$414,340

INCOME STATEMENT DATA
Net Interest Income	$29,426	$29,595	$27,473
Net Interest Income Fully Tax Equivalent (b)	$30,401	$30,591	$28,453
Provision for Loan Losses	$1,470	$1,470	$1,473
Non-interest Income	$7,636	$8,233	$8,103
Non-interest Expense	$23,693	$23,098	$23,210
Net Income	$9,682	$11,056	$8,954

PER SHARE DATA
Basic and Diluted Net Income Per Common Share	$0.79	$0.90	$0.73
Cash Dividends Declared Per Common Share	$—	$0.51	$—
Book Value Per Common Share	$37.66	$36.06	$33.86
Tangible Book Value Per Common Share (c)	$34.77	$32.58	$30.93
Basic Weighted Average Common Shares Outstanding	12,282	12,265	12,248

(a) Tangible common equity is a non-GAAP financial measure derived from GAAP-based amounts. We calculate tangible common equity by excluding goodwill and other intangible assets from shareholder's equity.
(b) Net interest income fully tax equivalent is a non-GAAP financial measure derived from GAAP-based amounts. We calculate net interest income fully tax equivalent by adding back the tax equivalent factor of tax exempt income to net interest income. We calculate the tax equivalent factor of tax exempt income by dividing tax exempt income by the net of tax rate of 75%.
(c) Tangible book value per common share is a non-GAAP financial measure derived from GAAP-based amounts. We calculate the factor by dividing average tangible common equity by average shares outstanding. We calculate average tangible common equity by excluding average intangible assets from average shareholder's equity.

Key Ratios	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Return on average assets	1.29%	1.49%	1.20%
Return on average common shareholder's equity	8.59%	9.93%	8.64%
Efficiency ratio	62.29%	59.49%	63.49%
Average equity to average assets	15.00%	14.96%	13.91%
Net interest margin (a)	4.31%	4.35%	4.06%
Net charge-offs to average loans and leases	0.19%	0.28%	0.24%
Loan and lease loss reserve to loans and leases	1.06%	1.05%	1.06%
Loan and lease loss reserve to nonperforming loans	130.28%	123.27%	97.66%
Nonperforming loans to loans and leases	0.81%	0.85%	1.09%
Tier 1 leverage	14.83%	14.59%	13.71%
Risk-based capital - Tier 1	18.65%	18.48%	17.57%
(a) Net interest margin is calculated on a tax equivalent basis.

Asset Quality	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Accruing loans and leases past due 30-89 days	$11,402	$11,388	$9,758
Accruing loans and leases past due 90 days or more	$507	$798	$602
Nonaccrual loans and leases	$10,808	$10,974	$13,206
Total troubled debt restructuring	$4,774	$4,806	$6,919
Other real estate owned	$857	$603	$1,923
Nonperforming loans and other real estate owned	$16,946	$17,181	$22,650
Total nonperforming assets	$20,240	$20,439	$38,179
Gross charge-offs	$2,109	$2,139	$2,074
Recoveries	$1,163	$804	$933
Net charge-offs/(recoveries)	$946	$1,335	$1,141

CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except per share data)

	March 31, 2019	December 31, 2018
	(unaudited)
ASSETS
Cash and due from banks	$54,627	$74,388
Federal funds sold	2,000	—
Securities available-for-sale	786,211	784,916
Loans:
Commercial	1,180,347	1,166,352
Residential	452,384	443,670
Consumer	348,193	341,041
	1,980,924	1,951,063
(Less) plus:
Net deferred loan costs	3,129	2,925
Allowance for loan losses	(20,960)	(20,436)
	1,963,093	1,933,552
Restricted stock	10,412	10,390
Accrued interest receivable	14,379	13,970
Premises and equipment, net	45,977	46,554
Bank-owned life insurance	86,471	86,186
Goodwill	34,355	34,355
Other intangible assets	1,083	1,197
Other real estate owned	857	603
Other assets	26,100	22,607
TOTAL ASSETS	$3,025,565	$3,008,718

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$440,738	$431,923
Interest-bearing:
Certificates of deposit exceeding the FDIC insurance limits	50,973	42,284
Other interest-bearing deposits	1,927,845	1,962,520
	2,419,556	2,436,727
Short-term borrowings	56,648	69,656
FHLB advances	25,000	—
Other liabilities	61,565	59,634
TOTAL LIABILITIES	2,562,769	2,566,017

Shareholders’ equity
Common stock, $.125 stated value per share;
Authorized shares-40,000,000
Issued shares-14,632,323 in 2019 and 14,612,540 in 2018
Outstanding shares-12,290,212 in 2019 and 12,278,295 in 2018	1,825	1,824
Additional paid-in capital	76,974	76,774
Retained earnings	466,398	456,716
Accumulated other comprehensive loss	(12,927)	(23,454)
Less: Treasury shares at cost-2,342,111 in 2019 and 2,334,245 in 2018	(69,474)	(69,159)
TOTAL SHAREHOLDERS’ EQUITY	462,796	442,701
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,025,565	$3,008,718

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Dollar amounts in thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
	(unaudited)
INTEREST INCOME:
Loans, including related fees	$26,754	$23,623
Securities:
Taxable	3,681	3,593
Tax-exempt	1,867	1,840
Other	314	321
TOTAL INTEREST INCOME	32,616	29,377
INTEREST EXPENSE:
Deposits	2,817	1,764
Short-term borrowings	323	99
Other borrowings	50	41
TOTAL INTEREST EXPENSE	3,190	1,904
NET INTEREST INCOME	29,426	27,473
Provision for loan losses	1,470	1,473
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	27,956	26,000
NON-INTEREST INCOME:
Trust and financial services	1,204	1,415
Service charges and fees on deposit accounts	2,624	2,885
Other service charges and fees	3,114	3,144
Securities gains, net	(4)	—
Insurance commissions	23	32
Gain on sales of mortgage loans	420	340
Other	255	287
TOTAL NON-INTEREST INCOME	7,636	8,103
NON-INTEREST EXPENSE:
Salaries and employee benefits	12,755	12,965
Occupancy expense	1,815	1,781
Equipment expense	1,817	1,693
FDIC Expense	140	227
Other	7,166	6,545
TOTAL NON-INTEREST EXPENSE	23,693	23,211
INCOME BEFORE INCOME TAXES	11,899	10,892
Provision for income taxes	2,217	1,939
NET INCOME	9,682	8,953
OTHER COMPREHENSIVE INCOME
Change in unrealized gains/(losses) on securities, net of reclassifications and taxes	10,224	(7,699)
Change in funded status of post retirement benefits, net of taxes	303	281
COMPREHENSIVE INCOME	$20,209	$1,535
PER SHARE DATA
Basic and Diluted Earnings per Share	$0.79	$0.73
Weighted average number of shares outstanding (in thousands)	12,282	12,248